NEWS RELEASE
Silver Star Properties REIT provides update to shareholders regarding NAV and Charles Schwab
Houston – September 24, 2024 – Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”), a self-managed real estate investment trust currently repositioning into the self-storage asset class, is providing an update to the shareholders regarding Charles Schwab custodianship and the NAV.
Charles Schwab custodianship
Charles Schwab has recently begun a series of communications with shareholders and their Financial Advisors that hold Silver Star Properties REIT (formerly Hartman Short Term Income Properties XX, Inc.) shares in shareholder 401k and IRA accounts that they will no longer be custodian as of December 2, 2024. According to Charles Schwab, this is due to reporting benchmarks that Silver Star was unable to hit due to, among other things, the erroneous and improper Lis Pendens actions which were filed against properties of the Company by its former CEO and current director, which was the impetus for the Company’s Chapter 11 bankruptcy filing and a subsequent SEC investigation. Silver Star exited its voluntary bankruptcy proceeding March 27, 2024 and the SEC concluded its investigation with no further action on August 15, 2024.
We are working vigorously to complete the reporting requirements. In the intervening period because the reports are not completed and filed, Charles Schwab, constrained by these regulatory requirements and internal protocols, has not been able to determine an updated value AND because of those requirements has defaulted the share value to “zero” until reporting is completed. It is our goal to get this resolved by the end of the year. There is no further action needed by the shareholders at this time.
Net Asset Value
The Company has previously reported that the Executive Committee of the Board of Directors approved a Net Asset Value (“NAV”) of $6.25 per common share and operating partnership unit as of December 31, 2022. On January 13, 2024 the Board of Directors (the “Board”) determined that a “Flip In” event had been triggered pursuant to the terms of the Company’s Rights Agreement (the “Rights Agreement”). The Flip-In event resulted in the issuance of approximately 31,315,910 shares of common stock pursuant to the Rights Agreement. Management provided that the estimated NAV per share of common share and operating partnership unit as of December 31, 2022, would be, on a proforma basis, $3.36 per common share and operating partnership unit.
The Company issued a press release on March 28, 2024 stating, “Silver Star’s management has estimated the Company’s net asset value (“NAV”) as of December 31, 2023, to be $2.70 per common share and operating partnership unit. This estimated NAV is subject to approval by the Company’s Board of Directors.”

The Company has recently engaged a real estate valuation expert to determine the value of the Company’s real estate assets as of June 30, 2024. Management will utilize the real estate valuation report to prepare its calculation of the Company’s NAV and NAV per common share and operating partnership unit. The management report will be considered and, as appropriate, approved by the Board. Until the Board approves a new NAV, the current NAV as reflected on the transfer agent (Phoenix American Financial Services) portal of $3.41 should not be relied upon.
Do not miss this chance to hear directly from our CEO about the future of our company. The State of the Company podcast is currently available on our website at https://silverstarreit.com/silver-star-update-message-from-ceo-gerald-haddock/
Forward-Looking Statements
 This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions, and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the Securities and Exchange Commission (“the SEC”), particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this Press Release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.